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                                                                     Exhibit 8.2

                    [LETTERHEAD OF SHEARMAN & STERLING]

                                May 19, 1998



Ticketmaster Group, Inc.
8800 Sunset Boulevard
West Hollywood, California 90069

Ladies and Gentlemen:

     We have acted as special counsel to the Special Committee of Ticketmaster Group, Inc., an Illinois corporation ("Ticketmaster"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") of USA Networks, Inc., a Delaware corporation ("USAi"), relating to the proposed merger (the "Merger") of Brick Acquisition Corp., an Illinois corporation and a wholly owned subsidiary of USAi ("Sub"), with and into Ticketmaster, pursuant to the Agreement and Plan of Merger, dated as of March 20, 1998 (the "Merger Agreement"), by and among USAi, Sub and Ticketmaster. Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In delivering our opinion, we have reviewed the Merger Agreement and have assumed that the transaction will occur in accordance therewith and that the parties will carry out their obligations thereunder. In addition, we have reviewed the Proxy Statement/Prospectus of Ticketmaster and USAi (which forms a part of the Registration Statement) and have assumed that the factual statements therein are and will remain true, correct and complete.

     Based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and our consideration of other pertinent authorities, all as in effect on the date hereof, we are of the opinion that the discussion in the Proxy Statement/Prospectus under the caption "THE MERGER - Material Federal Income Tax Considerations," insofar as it relates to matters of United States federal income tax law, is a fair and accurate summary of such matters.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Shearman & Sterling under the caption "THE MERGER - Material Federal Income Tax Considerations" in the Proxy
Statement/Prospectus.

                                Very truly yours,



                                /s/ SHEARMAN & STERLING

                                SHEARMAN & STERLING